EXHIBIT 4.6

ADDENDUM TO PATENT LICENSE AGREEMENT

THIS ADDENDUM, effective upon execution by the parties hereto, is entered into by SI Diamond Technology, Inc., a corporation of Texas having its principal place of business at Austin, Texas (herein called SIDT or "Licensee"), and Till Keesmann, an individual having an address at Heidelberg, Germany (herein called "Licensor").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

ARTICLE 15.  CONTINUATION OF THE PATENT LICENSE AGREEMENT WITH CERTAIN
                          NEW OBLIGATIONS

15.00

The Patent License Agreement between the parties dated May 26, 2000, continues uninterrupted and with all of its original provisions intact and binding upon the parties, except that the Patent License Agreement provision for payment at Paragraph 6.02(a) thereof is struck, and replaced by the payment provisions described hereinafter, which new provisions shall henceforth be considered an obligation under the Patent License Agreement.

15.01	Licensee shall pay to Licensor an aggregate of $500,000 U.S. dollars, no later than November 15, 2002. Failure to make payment, in the aggregate, of $500,000 results in this License being terminated.
15.02

As a first portion payment toward the aggregate $500,000, Licensee shall pay to Licensor, forthwith after the effective date of this Addendum, $100,000 U.S. dollars, which will be realized by the sale of SIDT common stock either: i) issued to Licensor with such stock able to be sold by Licensor after the registration of such SIDT common stock becomes effective or ii) not issued to Licensor, but the proceeds from such sale in the amount of $100,000 being paid to Licensor in cash.    Licensee shall give Licensor immediate notice when the registration becomes effective.  The number of shares of such stock is to be determined by dividing $100,000 by the market price of SIDT's common stock.  The market price will be determined by taking the average closing price of SIDT's common stock, as quoted on the NASDAQ OTC Bulletin Board System, for the five trading days preceding the date the registration statement covering the shares issued in connection with this Agreement is declared effective.  If Licensor sells any of the shares issued to him in the five trading day period beginning the day after the registration statement covering these shares is declared effective, and the net proceeds from the sale of those shares are less than the market price (as defined above) times the number of shares sold, Licensee agrees to issue additional shares of common stock, or an equivalent amount of cash, to make up the shortfall.  To determine if any additional payment is due under this Agreement, all calculations will be made on an aggregate basis.  If shares are sold at prices both above and below the market price as defined above, total net proceeds will be compared with the total number of shares times the market value as defined above.  Licensor accepts all market risk on all shares still held at the end of the five day trading period beginning after the registration statement is declared effective.  If a portion of the shares are sold, all calculations will be made on a pro-rata basis.  For example, if one-half of the shares received by Licensor are sold during the five day trading period, Licensee will make up the shortfall, if any, on the shares sold as compared to one-half of the expected market value.  Licensor will bear the market risk for the remaining one-half of the shares that were not sold, regardless of the market price of the SIDT common stock at the end of the five day trading period.

15.03

As balance of payment toward the aggregate of $500,000, Licensee shall pay to Licensor $400,000 U.S. dollars, in cash, by November 15, 2002, or earlier, to the extent practicable, should patent counsel report that the U.S. Patent Examiner in charge of the reissue application based on U.S. Patent 5,773,921 has agreed to allow broadened claim 10 in essentially the form as presently pending.

15.04

Licensee shall, forthwith after the effective date of this Addendum, pay, in cash, the outstanding invoices of Thomas I. Ross, Esq., relating to the subject matter of   the Patent License Agreement and totaling $21,219.71, to the respective billing law firms of Rockey, Milnamow & Katz and Marshall, Gerstein & Borun.

15.05	If the payments described herein are not diligently made, Licensor may terminate the Patent License Agreement upon written notice to Licensee.

            IN WITNESS THEREOF the parties have caused this Addendum to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

TILL KEESMANN

                                                                                    By: ______________________________
                                                                                                Name: Till Keesmann

Signed at: __________________                                            Date: ______________________

                                                                                    By: _____________________________
                                                                                                Name: Hubert Grosse-Wilde

Signed at: __________________                                            Date: ______________________

SI DIAMOND TECHNOLOGY, INC.

                                                                                    By:    /s/ Marc W. Eller
                                                                                                Name: Marc W. Eller
                                                                                                Title: CEO

Signed at:   Austin, Texas                                                 Date:      8/7/02